Exhibit 23.2
Consent of Cawley, Gillespie & Associates, Inc.
     As independent petroleum engineers, we hereby consent to the incorporation by reference in the registration statements (No. 33-57348, No. 333-34617, No. 333-66938 and No. 333-117533) on Forms S-8 of Parallel Petroleum Corporation of information from our reserves report dated January 29, 2007 and all references to our firm included in or made a part of the annual report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 2006.
/s/ Cawley, Gillespie & Associates, Inc.
Ft. Worth, Texas
February 23, 2007